Exhibit 99.1

ENGlobal Reports Third Quarter 2018 Results

HOUSTON, TX, November 8, 2018 (GLOBE NEWSWIRE) — ENGlobal (NASDAQ: ENG), a leading provider of engineered modular solutions, today announced results for the third quarter ended September 29, 2018.

ENGlobal reported a net loss of $197 thousand, or $0.01 per diluted share, for the third quarter just ended compared to $12.2 million, or $0.44 per diluted share, for the third quarter of 2017. Adjusted for non-recurring litigation expenses of $146 thousand and before non-cash charges for depreciation, amortization and stock compensation expense of $145 thousand, earnings for the quarter ended September 29, 2018 would have been $94 thousand, an indicator of adjusted cash earnings, which management believes is helpful to its investors to understand the earnings of our core business.

Revenue increased by $1.4 million to $14.3 million for the three months ended September 29, 2018 from $12.9 million for the three months ended September 30, 2017 while gross profit margins increased to 16.1% for the quarter ended September 29, 2018 as compared to 12.6% for the quarter ended September 30, 2017.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer stated: “We continue to see financial progress as represented by the sequential net income improvement reported for each of the three quarters this year, together with the positive adjusted earnings reported for this third quarter. Our cash and working capital are holding steady. Our working capital at the end of the quarter was $14.9 million, which we feel is sufficient to provide for near-term growth.”

Mr. Hess continued: “Another positive is the significant reduction in SG&A expense on a year over year basis. For the quarter, adjusted for non-recurring litigation services expense, SG&A expense was $2.3 million, or a $9.2 million annual run rate. This SG&A result is a significant improvement when compared to $3.0 million, or a $12.0 million annual run rate in the year ago period. I’m also pleased to report that ENGlobal’s firm and contracted backlog at the end of the third quarter of 2018 was approximately $33 million, which is the highest level achieved by the Company since early 2015.”

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “Our mission for the near to midterm is straightforward and about growth – this being for our Company to generate significant internal revenue and margin growth while holding overhead costs down. We plan to accomplish this goal by leveraging our talents and resources to take on larger scopes of work, primarily for turnkey, engineered modular solutions which have technological differentiation. We are now developing larger opportunities for our vertically integrated business model - engineering, mechanical fabrication, automation design, systems integration and project support services, as clients desire for their projects to be supported by a single source supplier.”

Mr. Coskey continued: “Given the above mission, our management team has defined seven business strategies, each with its own internal champion and execution plan. These seven areas of focus cover the range of upstream, midstream and downstream energy-related systems, and all fit very well with our engineering, automation and project execution heritage and experience. I look forward to reporting on the Company’s progress regarding these initiatives.”

The following is a summary of the income statement for the three months ended September 29, 2018 and September 30, 2017:

(amounts in thousands)	Three months ended September 29, 2018	Three months ended September 30, 2017
Revenue	$14,255	$12,896
Gross Profit	2,293	1,621
General & Administrative Expenses	2,483	3,041
Operating Loss	(190)	(1,420)
Net loss	(197)	(12,154)

The following table presents certain balance sheet items as of September 29, 2018 and December 30, 2017:

(amounts in thousands)	As of September 29, 2018	As of December 30, 2017
Cash	$5,252	$9,648
Working capital	14,942	16,846

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three and nine months ended September 29, 2018 and September 30, 2017:

(amounts in thousands)	Three months ended September 29, 2018				Three Months ended September 30, 2017
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	(Loss)	Revenue	Revenue	Margin	(Loss)

Engineering & Construction	$6,821	47.9%	16.6%	$664	$5,399	41.9%	7.6%	$(105)
Automation	7,434	52.1%	15.6%	527	7,497	58.1%	16.1%	511
Consolidated	$14,255	100.0%	16.1%	$(190)	$12,896	100.0%	12.6%	$(1,420)

(amounts in thousands)	Nine months ended September 29, 2018				Nine Months ended September 30, 2017
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	(Loss)	Revenue	Revenue	Margin	(Loss)

Engineering & Construction	$18,568	44.9%	15.5%	$1,453	$16,976	41.1%	10.3%	$128
Automation	22,746	55.1%	13.5%	1,079	24,360	58.9%	16.9%	2,017
Consolidated	$41,314	100.0%	14.4%	$(1,976)	$41,336	100.0%	14.2%	$(3,638)

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2018 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day on Thursday, November 8, 2018.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a leading provider of engineered modular solutions to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative; (2) the impact of the announcement of the review of strategic alternatives on our business, including our financial and operating results, or our employees, suppliers and customers; (3) the effect of economic downturns and the volatility and level of oil and natural gas prices; (4) our ability to retain existing customers and attract new customers; (5) our ability to accurately estimate the overall risks, revenue or costs on a contract; (6) the risk of providing services in excess of original project scope without having an approved change order; (7) our ability to execute our plan to enter into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (8) our ability to attract and retain key professional personnel; (9) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (10) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (11) our dependence on one or a few customers; (12) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (13) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (14) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (15) the risk of unexpected liability claims or poor safety performance; (16) our ability to identify, consummate and integrate potential acquisitions; (17) our reliance on third-party subcontractors and equipment manufacturers; (18) our ability to continue satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (19) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0

Contact:

Mark Hess

Phone: 281-878-1000

E-mail: IR@ENGlobal.com